FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. NAMES TARA POSELEY PRESIDENT OF DISNEY STORE AND JILL KRONENBERG GENERAL MERCHANDISE MANAGER FOR THE CHILDREN’S PLACE BRAND

Secaucus, New Jersey - July 26, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced the appointments of Tara Poseley, 41, as President, Disney Store and Jill Kronenberg, 37, as Senior Vice President, General Merchandise Manager, The Children’s Place. Ms. Poseley will join the Disney Store in September and report directly to Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place Retail Stores, Inc. Ms. Kronenberg will join the Company in October and report directly to Neal Goldberg, President of The Children’s Place.

Tara Poseley most recently served as President and Chief Executive Officer of Design Within Reach. Before Design Within Reach, Ms. Poseley served as Senior Vice President of GapKids/babyGap. Ms. Poseley held various management positions within merchandising and operations for Gap Inc. (NYSE: GPS) over a period of 15 years. Ms. Poseley earned her Bachelor of Science from University of Wisconsin.

Jill Kronenberg spent nine years with Aeropostale, Inc. (NYSE: ARO) in increasing roles of responsibility within merchandising and most recently served as General Merchandise Manager of the JIMMY’Z division. Before Aeropostale, Ms. Kronenberg was a buyer for Petrie Retail, Inc. and Caldor Inc. Ms. Kronenberg earned her Bachelor of Science from State University of New York at Albany.

“We are happy to announce Tara and Jill as excellent additions to our strong management team,” said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place Retail Stores, Inc. “Tara brings excellent leadership skills and extensive merchandising expertise to the Disney Store. This will be invaluable in maximizing the Disney Store’s potential.”

“We are delighted to have Jill join The Children’s Place,” said Neal Goldberg, President of The Children’s Place. “Jill’s merchandising experience will be integral as we continue to strengthen and build our brand.”

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of July 1, 2006, the Company owned and operated 820 The Children’s Place stores and 319 Disney Stores in North America and The Children’s Place online store located at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores Inc. Susan LaBar, Investor Relations Analyst, (201) 453-6955

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